SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
[ ] Definitive Information Statement

OSPREY VENTURES, INC.
(Name of the Registrant as Specified in its Charter)

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[X] No Fee Required
[ ] Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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2. Aggregate number of securities to which transaction applies:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4. Date Filed:

OSPREY VENTURES, INC.

8 Hart Avenue, 15th Floor, Flat D, Tsim Sha Tsui
Kowloon, Hong Kong

INFORMATION STATEMENT

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER
DESCRIBED HEREIN.

September __, 2010

To Our Stockholders:

     This Information Statement is being furnished by the Board of Directors of Osprey Ventures, Inc, to the holders of shares of common stock, par value $0.001 per share, of Osprey Ventures to provide notice that our Board of Directors, after careful consideration, has approved, subject to certain conditions, the following actions:

  to amend our Articles of Incorporation to change the name of Osprey Ventures to “All American Gold Corp.” We refer to this action as the “name change”;

  to amend our Articles of Incorporation to effect a 10-for-1 forward stock split of our issued and outstanding common stock. We refer to this action as the “forward stock split”; and

  to amend our Articles of Incorporation to increase our authorized number of shares of common stock from 200 million shares to 800 million shares of common stock. We refer to this action as the “authorized stock increase”.

     The name change, forward stock split and the authorized stock increase are referred to collectively as the corporate actions. The affirmative vote of a majority of the issued and outstanding shares of Osprey Ventures’ common stock is required to adopt each of the corporate actions. On September 2, 2010, Ma Cheng Ji and Yiu Yeung Lung James, the holders of a majority of Osprey Ventures’ issued and outstanding common stock, executed a written consent approving and adopting the corporate actions. The purpose of this Information Statement is to apprise you of these actions and to comply with applicable SEC and Wyoming regulations requiring notice to stockholders.

     The corporate actions have been approved by the Board of Directors as a result of the company’s recent acquisition of certain additional mineral exploration properties.

     The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on September 3, 2010. This Information Statement will be first mailed on or about September 20, 2010 to stockholders of record at the close of business on the record date. As of the record date, there were outstanding 9,040,000 shares of Osprey Ventures’ common stock. The holders of Osprey Ventures’ common stock are entitled to one vote per share of common stock registered in their name on the books of Osprey Ventures at the close of business on the record date.

     The Board of Directors anticipates that the corporate actions will be effected on or about October 15, 2010, representing 20 days after this Information Statement is first mailed to stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

     We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the Wyoming Business Corporation Act, Chapter 16 of Title 17 of the 2000 Wyoming Statutes and in compliance with SEC Regulation 14C. No additional action will be undertaken by Osprey Ventures with respect to the receipt of written consent. No dissenters rights under the Wyoming Business Corporation Act, Chapter 16 of Title 17 of the 2000 Wyoming Statutes are afforded to Osprey Ventures’ stockholders as a result of the corporate actions described below.

INTRODUCTION

     This Information Statement is being furnished by the Board of Directors of Osprey Ventures, Inc., or Osprey Ventures, to provide notice that our Board of Directors, after careful consideration, has approved, subject to certain conditions, the following actions:

  to amend our Articles of Incorporation to change the name of Osprey Ventures to “All American Gold Corp..” We refer to this action as the name change;

  to amend our Articles of Incorporation to effect a 10-for-1 forward stock split of our issued and outstanding common stock. We refer to this action as the forward stock split; and

  to amend our Articles of Incorporation to increase our authorized number of shares of common stock from 200 million shares to 800 million shares of common stock. We refer to this action as the “authorized stock increase”.

     The name change, the forward stock split and the authorized stock increase are referred to collectively as the corporate actions. The affirmative vote of a majority of the issued and outstanding shares of Osprey Ventures’ common stock is required to adopt each of the corporate actions. On September 2, 2010, Ma Cheng Ji and Yiu Yeung Lung James, the holders of a majority of Osprey Ventures’ issued and outstanding common stock, executed a written consent approving and adopting the corporate actions. The purpose of this Information Statement is to apprise you of these actions.

     The corporate actions have been approved by the Board of Directors as a result of the company’s recent acquisition of certain additional mineral exploration properties.

     The Board of Directors anticipates that the corporate actions will be effected on or about October 15, 2010, representing 20 days after this Information Statement is first mailed to stockholders.

CORPORATE HISTORY OF THE COMPANY

     Osprey Ventures, Inc. was incorporated in the State of Wyoming on May 17, 2006, and established a fiscal year end of May 31. Our statutory registered agent's office is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001 and our business office is located at at 8 Hart Avenue, 15th Floor, Flat D, Tsim Sha Tsui, Kowloon, Hong Kong. Our telephone number in North America is (888) 755-9766. We can also be contacted through e-mail at ospreyventures@gmail.com.

     There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We are a start-up, exploration stage company engaged in the search for gold and related minerals. There is no assurance that a commercially viable mineral deposit, a reserve, exists in our optioned mineral property or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility.

     On April 22, 2007, as amended on May 15, 2009, we optioned a 25 percent interest in a gold exploration and mining property referred to as the Gao Feng Mining Property in northwestern Jiangxi Province, China by entering into an Option To Purchase And Royalty Agreement with Jiujiang Gao Feng Mining Industry Limited Company (“Jiujiang”) of Jiangxi City, Jiangxi Province, China, the beneficial owner of the property, an arms-length Chinese corporation, to acquire an interest in the property by making certain expenditures and carrying out certain exploration work.

     On August 23, 2010 we entered into three agreements with TAC Gold Inc. in regards to the acquisition of certain property interests. The interests that we have acquired are as follows:

  An option to acquire a 70% interest in a mineral exploration property called the “Belleville” property in Mineral County, Nevada. TAC Gold has an underlying option agreement with Minquest Inc. for the acquisition of a 100% interest in the property (under which agreement Minquest has retained a 3% net smelter return royalty);

  An option to acquire a 35% interest in a mineral exploration property called the “Goldfield West” property in Esmeralda County, Nevada. TAC Gold has an underlying option agreement with Minquest Inc. for the acquisition of a 100% interest in the property; and

  A right of first refusal on an additional exploration property called the “Iowa Canyon” property in Ladner County, Nevada for period of 12 months.

DESCRIPTION OF THE CORPORATE ACTIONS

     The corporate actions have been approved by the Board of Directors of Osprey Ventures as a result of the company’s change of direction with the recent acquisition of certain mineral exploration properties in the United States.

The Name Change

     The Board of Directors believes that the name “All American Gold Corp.” more accurately reflects the business we will conduct in as a result of the company’s recent acquisition of certain additional mineral exploration properties.

The stock split and authorized stock increase

     As a result of the forward stock split, holders of issued and outstanding shares of Osprey Ventures’ common stock will receive ten shares of common stock for every one share of common stock held as of the close of business on the September 3, 2010. No fractional shares of common stock will be issued in connection with the forward stock split. All fractional share amounts resulting from the forward stock split will be rounded down to the next whole new share.

     The general purpose and effect of the amendment to our corporation's Articles for the authorized stock increase is to enhance our corporation's ability to finance the development and operation of our business.

     Our board of directors approved the amendment to our corporation's Articles is to increase our authorized share capital so that such shares will be available for issuance for general corporate purposes, including financing activities, without the requirement of further action by our shareholders. Potential uses of the additional authorized shares may include public or private offerings, conversions of convertible securities, issuance of options pursuant to employee benefit plans, acquisition transactions and other general corporate purposes. Increasing the authorized number of shares of our common stock will give us greater flexibility and will allow us to issue such shares in most cases without the expense of delay of seeking shareholder approval. Our company is at all times investigating additional sources of financing which our board of directors believes will be in our best interests and in the best interests of our shareholders. We do not currently have any agreements other than what we have filed and disclosed for any transaction that would require the issuance of additional shares of common stock. Our common shares carry no pre-emptive rights to purchase additional shares.

Effects of the Forward stock split and authorized stock increase

     Number of Stockholders; Par Value and Authorized Shares. As of the date of this Information Statement, there are 200,000,000 shares of common stock authorized at a par value of $0.001 per share and there were 45 stockholders of record. The forward stock split will not affect the number of stockholders of record, the par value of our common stock stated in our Articles of Incorporation.

     Voting Rights. Holders of common stock will continue to have one vote for each share of common stock owned after the forward stock split. Consequently, the proportional voting and other rights of the holders of the common stock will not be affected by the forward stock split.

     Issuance of Additional Shares. The number of authorized but unissued shares of common stock will effectively be increased significantly by the forward stock split because the 9,040,000 shares outstanding prior to the forward stock split, which represent approximately 4.5% of the 200,000,000 authorized shares of common stock, will be increased to approximately 90,400,000 shares.

     The amendment to our corporation's Articles to increase our authorized share capital will not have any immediate effect on the rights of existing shareholders. However, our board of directors will have the authority to issue authorized common stock without requiring future shareholders approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized common shares are issued in the future, they will decrease the existing shareholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing shareholders.

     The increase in the authorized number of shares of our common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by the shareholders. Shares of authorized and unissued common stock could be issued (within limits imposed by applicable law) in one or more transactions. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of our company.

     We do not have any provisions in our Articles, by laws, or employment or credit agreements to which we are party that have anti-takeover consequences. We do not currently have any plans to adopt anti-takeover provisions or enter into any arrangements or understandings that would have anti-takeover consequences. In certain circumstances, our management may issue additional shares to resist a third party takeover transaction, even if done at an above market premium and favoured by a majority of independent shareholders.

     Stockholders should note that the effect of the forward stock split upon the market price for Osprey Ventures’ common stock cannot be reliably predicted. We cannot assure you that the market price for shares of our common stock will be proportionately greater after the forward stock split than immediately prior to the forward stock split, or that the market price will increase, or that any increase will be maintained for any period of time after the forward stock split. We also cannot assure you that the forward stock split will not adversely impact the market price of Osprey Ventures’ common stock.

Certain U.S. Federal Income Tax Considerations

     The following description of the material U.S. federal income tax consequences of the forward stock split to our stockholders is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and interpretations as in effect on the date of this Information Statement. These authorities are subject to change, including possibly with retroactive effect, which could alter the U.S. federal tax consequences described below. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the forward stock split.

     This discussion is intended to provide only a general summary to stockholders who hold their common shares as capital assets and does not discuss the tax consequences of any other transaction that may occur before, after, or at the same time as the forward stock split. This discussion does not address every aspect of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation: (i) a partnership, subchapter S corporation, trust or other pass-through entity; (ii) dealers in securities; (iii) banks or other financial institutions; (iv) insurance companies; (v) mutual funds; (vi) tax exempt organizations or pension funds; (vii) a foreign person, foreign entity or U.S. expatriate; (viii) persons who may be subject to the alternative minimum tax provisions of the Code; (ix) a stockholder whose functional currency is not the U.S. dollar; (x) persons who acquired their common stock in connection with stock option or stock purchase plans or in other compensatory transactions; (xi) holders of options, warrants, convertible debt or similar rights to acquire our common stock; or (xii) persons who hold their common stock as part of a hedging, straddle, conversion or other risk reduction transaction.

     In general, because the stockholders are receiving only common stock in the forward stock split and there is no plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits (other than through the effect of a distribution of property that is treated as an isolated redemption of stock within the meaning of the Treasury Regulations under Section 305 of the Code), the stockholders should not recognize any gain or loss in the forward stock split for U.S. federal income tax purposes. The aggregate adjusted tax basis of the common shares received by a stockholder in the forward stock split, including any shares issued pursuant to the rounding up of fractional shares to the next whole new share, will equal the aggregate adjusted tax basis of the common shares surrendered by such stockholder in the forward stock split. The holding period of the shares of common stock received by a stockholder in the forward stock split will include the period during which such stockholder held the common shares surrendered therefor.

     The state and local tax consequences of the forward stock split may vary significantly as to each stockholder depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors regarding the specific tax consequences to them of the forward stock split, including the applicable federal, state, local and foreign tax consequences, if any.

     Pursuant to a written consents dated September 2, 2010, Ma Cheng Ji and Yiu Yeung Lung James, holders of a majority of Osprey Ventures’ issued and outstanding common stock, consented to the amendment of the Articles of Incorporation effecting the name change and the forward stock split. A copy of the proposed Certificate of Amendment to Osprey Ventures’ Articles of Incorporation is annexed to this Information Statement as Annex A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 3, 2010, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group. The table also reflects the ownership of our common stock by the foregoing parties before the forward stock split:

NAME	AMOUNT AND NATURE OF BENEFICIAL SHARES OWNED(1)	PERCENT OF OUTSTANDING OWNERSHIP
Ma Cheng Ji Ste. 706 – No. 1277 Ding Xi Road Shanghai, China 200050	2,500,000	27.7%
James Yiu Yeung Lung Suite 905, 9 Floor, 338 Kings Road North Point, Hong Kong	2,500,000	27.7%
All officers and directors as a group (1 person)	2,500,000	27.7%

(1) Reflects the amount of shares of Osprey Ventures’ common stock owned prior to giving effect to the forward split, based upon 9,040,000 shares of common stock issued and outstanding on the record date of September 3, 2010.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

     Except as disclosed elsewhere in this Information Statement, since June 1, 2009, being the commencement of our last completed financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our corporation;

2.	any proposed nominee for election as a director of our corporation; and

3. any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed above in the section entitled "Security Ownership of Certain Beneficial Owners and Management". To our knowledge, no director has advised that he intends to oppose the Amendment to our authorized capital, as more particularly described herein.

FINANCIAL AND OTHER INFORMATION

     The following information, which is contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2010 (which we refer to as our 2010 Annual Report).

  Our consolidated balance sheets as of May 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows (and the notes thereto) for each of the years ended May 31, 2010 and 2009; and

  The section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained on pages 11 through 19 of our 2010 Annual Report.

     In addition, a copy of the proposed Certificate of Amendment to Osprey Ventures’ Articles of Incorporation is annexed to this Information Statement as Annex A.

DISTRIBUTION AND COSTS

     Osprey Ventures will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, Osprey Ventures will deliver an additional copy of this Information Statement and future stockholder communication documents to any stockholder sharing an address to which a single copy is now delivered.

ABSENCE OF DISSENTERS’ RIGHTS OF APPRAISAL

     Neither the adoption by the Board of Directors, nor the approval by the majority stockholder of the actions set forth in this Information Statement requiring Board and stockholder approval, provides stockholders any right to dissent and obtain appraisal of or payment for such stockholder's shares under the Wyoming Business Corporation Act, Chapter 16 of Title 17 of the 2000 Wyoming Statutes, the Articles of Incorporation or the By-laws of Osprey Ventures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, OSPREY VENTURES, INC. has duly caused this report to be signed by the undersigned hereunto authorized.

September 8, 2010

OSPREY VENTURES, INC.

By: /s/ Ma Cheng Ji
Ma Cheng Ji
President and Director

ANNEX A

CERTIFICATE OF AMENDMENT
TO
AMENDED ARTICLES OF INCORPORATION
OF
Osprey Ventures, Inc.

ARTICLES OF AMENDMENT
(BY SHAREHOLDERS)

Wyoming Secretary of State	Phone (307) 777-7311/7312
The Capitol Building, Room 110	Fax (307) 777-5339
200 W. 24th Street	E-mail: corporations@state.wy.us
Cheyenne, WY 82002-0020

1.	The name of the corporation is: OSPREY VENTURES, INC.

2.	Article 1 is amended as follows:

Corporate Name: All American Gold Corp.

Article 4 is amended as follows:

Authorized Capital: The amount of the total authorized capital stock of the corporation is Eight Hundred Thousand Dollars ($800,000.00) consisting of Eight Hundred Million (800,000,000) shares of common stock of the par value of $0.001 each. Each share shall be entitled to the same voting, dividend and liquidation rights.

3.	The amendment was adopted on September ____, 2010 , by the shareholders.

4.	The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: 9,040,000 Common shares ; and the number of votes of each voting group indisputably represented at the meeting: 5,000,000 .

5.	Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment OR the total number of undisputed votes cast for the amendment by each voting group: 5,000,000 undisputed votes cast for the amendment.

6.	The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

7.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

Date:	Signed:

Title:

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Filing Fee: $50.00

Instructions:

1.	The document may be executed by the Chairman of the Board, President or another of its officers.

2.	The document shall be accompanied by one (1) exact or photo copy.

artofam1 - Revised: 9/2003